Exhibit 10.2

QUANTERIX CORPORATION

April 25, 2022

Re:      Amended and Restated Employment Agreement

Dear Kevin:

This Amended and Restated Employment Agreement (the “Agreement”) is entered into between you and Quanterix Corporation (the “Company”), and is effective on April 25, 2022 (the “Effective Date”). Except as specifically set forth herein, this Agreement fully replaces and supersedes the Employment Agreement between you and the Company entered into on January 1, 2015 (the “Original Employment Agreement”).

1.            Position. As of the Effective Date, you will resign as the Company’s Chief Executive Officer and execute the attached written resignation document memorializing same, and will remain employed by the Company, serving as the Company’s Executive Chairman (which shall include the roles and responsibilities of the Chairman of the Board). As the Company’s Executive Chairman, you will report directly to the lead director (currently, Dr. Martin Madaus) of the Board of Directors of the Company (the “Board”), and you will be responsible for providing the Company with strategic advice and services upon reasonable request by the Chief Executive Officer (“CEO”) and/or the Board. As Executive Chairman, you will maintain your current office and other reasonable support services and devices. During and after the Term, your continuing Board membership will remain subject to the rules and requirements of the Company’s charter and by-laws, applicable law (including any rules or regulations of any exchange on which the common stock of the Company is listed), and any rules or requirements of the Board and/or the Nominating and Corporate Governance Committee of the Board. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) including board service, unless otherwise approved in writing by the Board, provided that: (i) you may continue to perform services for the following entities at the same level and commitment as prior to the Effective Date: Arsenal Capital Partners, DA32 Life Science Tech Acquisition Corp., 908 Devices, the Massachusetts Biotech Council, the Center for Biomedical Engineering at Brown University, the Association for Laboratory Automation, the Strategy Committee of Children’s Hospital Boston, and Powering Precision Health (“the Authorized Activities”); and (ii) you may engage in religious, charitable, or other community activities as long as such services or activities do not interfere or conflict with your obligations to the Company. If your Board membership is involuntarily terminated without Cause (as defined herein), and other than due to your failure to be re-elected by a vote of the Company’s stockholders, you will continue to vest in your equity grants, subject to applicable terms and conditions, including but not limited to those described in Section 5.

2.            Effective Date; Term. Your engagement as Executive Chairman will begin on the Effective Date and continue until the earlier of (i) December 31, 2022; or (ii) the date that it is terminated in accordance with the provisions of Section 8 (the “Term”).

3.            Salary. Commencing on the Effective Date, the Company will pay you a salary at the rate of $400,000.00 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings.

4.            Bonus Compensation. For calendar year 2021, you will remain eligible to receive a bonus in connection with your services as President and Chief Executive Officer of the Company, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) based on your target incentive compensation under the Original Employment Agreement as previously determined by the Compensation Committee, provided you remain employed by the Company on the day such bonus is paid. For calendar year 2022, you will be considered for a bonus target of 100% of your base salary earned during the year. The amount of any bonus actually awarded will be determined by the Compensation Committee in its discretion, based on its assessment of your performance and that of the Company against goals established by the Compensation Committee, provided you remain employed by the Company on December 31, 2022. Any annual bonus, if earned, will be paid no later than March 15 of the calendar year after the year to which it relates. If you are terminated without Cause or due to your death or Disability or you resign for Good Reason within three (3) months prior to the end of the year in which the bonus relates, you will be paid a pro-rated portion of your bonus at target no later than March 15 of the calendar year after the year to which the bonus relates; provided that you (or your beneficiary or estate, as applicable) execute and do not revoke the Release described in Section 8 of this Agreement. For purposes of this Agreement, “Disability” will occur when the Company determines that you have become physically or mentally incapable of performing the essential functions of your job duties under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period.

5.            Incentive Compensation. You will be eligible to receive an annual equity grant as part of the Company’s next long term equity incentive award cycle, which the Company expects to commence Q1 of 2022. The Company will target your grant date fair value of your annual equity award of $1,400,000.00, and the equity award will be priced on the later of the Effective Date of this Agreement or the date this Agreement was approved by the Compensation Committee. The value of your award will be subject to your achievement of the metrics and goals established by the Company. Your equity grant will be subject to valuation methodologies and other terms and conditions applicable to other similarly situated executives of the Company, and will be subject to Compensation Committee approval. Without limiting the foregoing, your equity grant will be conditioned upon your signing and complying with the Additional Covenants Agreement described in Section 9 below, and will continue to vest in accordance with its vesting schedule regardless of whether you are still employed by, or providing services to, the Company.

6.            Equity. Subject to the terms and conditions of Sections 1 and 5 herein, as applicable, each of your equity grants outstanding as of the Effective Date (including, as applicable, any annual equity grants for which you remain eligible under a previous Company equity incentive award cycle) will continue to vest following the Effective Date, for so long as you continue to provide services to the Company or any Affiliate as an employee or consultant of the Company or any Affiliate and/or as a member of the Board, subject to the terms of the applicable equity award agreement and equity plan. Except as otherwise described in this Section 6, you shall receive the same Sale Event equity acceleration / treatment as formally approved for other members of the executive management team, and if a Sale Event is consummated at any time prior to December 31, 2023, and (i) you are terminated without Cause or for Good Reason as Executive Chairman on or prior to December 31, 2023, (ii) you are not retained by the Company as Executive Chairman immediately following December 31, 2022, or (iii) you are not re-nominated by the Company for re-election as a Director on or prior to December 31, 2023, then all of your unvested equity grants shall immediately vest.

7.            Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees. Details of these benefits programs, including mandatory employee contributions, and, if applicable, waiting periods, are available to you. You will be entitled to earn up to five (5) weeks of vacation per year, in addition to holidays observed by the Company, and may carry over unused vacation into the next year to the extent permissible by the Company’s policies.

8.            At-will Employment, Accrued Obligations; Severance. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason, provided that your employment hereunder automatically will conclude on December 31, 2022 unless it is sooner terminated by the Company or you pursuant to this Section 8. In the event of the termination of your employment for any reason, the Company will pay you the Accrued Obligations, defined as (1) your base salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, and (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. In addition, in the event the Company terminates your employment without Cause or you resign for Good Reason (both as defined below) during the Term, the Company will provide you with the following termination benefits (the “Termination Benefits”):

(i)	continuation of your base salary through the remainder of the Term, or a period of six (6) months after the date of termination, whichever is greater, at the salary rate then in effect (“Salary Continuation Payments”) (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment is considered a separate payment);

(ii)	continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination through the remainder of the Term, or for a period of six (6) months after the date of termination, whichever is later, provided that such continuation will cease on the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA (“Health Benefits Continuation Payments”). Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing Health Benefits Continuation Payments without potentially violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the Company’s portion of the monthly COBRA premium (as described above) that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made on the last day of each month regardless of whether you elect COBRA continuation coverage and will end on the earlier of (y) the date upon which you obtain other employment or (z) the last day of the sixth (6th) calendar month following your termination date; and

(iii)	If the date of termination occurs within the twelve month period immediately following a Sale Event (such a termination a “Sale Event Termination”), your Salary Continuation Payments and Health Benefits Continuation Payments will continue for a period of twelve (12) months after the date of termination.

Notwithstanding anything to the contrary in this Agreement, you will not be entitled to any Termination Benefits unless you first (A) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which will include a general release against the Company and related persons and entities (the “Release”); (B) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; (C) comply with the terms of your PIIA and your Additional Covenants Agreement (each as defined in Section 9 below); and (D) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property. The Salary Continuation Payments will commence within 60 days after the date of termination and will be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments will begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and first Salary Continuation Payment, the first Salary Continuation Payment will include a “catch up” payment.

For the avoidance of doubt, Section 8 of this Agreement will not apply to the conclusion of your employment if the Term ends on December 31, 2022 in accordance with Section 2(i) of this Agreement. Except as otherwise described herein, if your employment ends pursuant to Section 2(i) on December 31, 2022, then you will be entitled to the Accrued Obligations and will not be entitled to any severance pay or benefits under this Agreement or otherwise.

9.            Confidential Information and Restricted Activities. You hereby acknowledge and agree that the terms of the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, dated as of January 1, 2015, by and between you and the Company (the “PIIA”) remains in full force and effect. In addition, in consideration of the payments and benefits provided under this Agreement, including but not limited to the grant of equity in Section 5 above, you agree to enter into the additional Employee Non-Competition and Non-Solicitation Agreement provided to you in connection herewith (the “Additional Covenants Agreement”). The parties acknowledge and agree that the provisions of the PIIA and the Additional Covenants Agreement are not in conflict, may apply concurrently in timing or scope, and will apply in addition to (and not in lieu of) each other. The parties further acknowledge and agree that the PIIA and Additional Covenants Agreement do not apply to the Authorized Activities, and that the definitions/descriptions of competing and prohibited solicitation within Section 7 of the PIIA shall be modified to be consistent with the definition of Competing and the description of Prohibited Solicitation in the Additional Covenants Agreement (excluding the descriptions of the restricted periods, which shall remain unmodified).

10.            Definitions. For purposes of this Agreement:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise, excluding Powering Precision Health.

“Cause” means that the Company has complied with the Cause Process (hereinafter defined) following the occurrence of any of the following: (i) theft, fraud, embezzlement, misappropriation of assets or property of the Company; (ii) dishonesty, gross negligence, misconduct, neglect of duties, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre; or (vi) continued non-performance or unsatisfactory performance of your responsibilities hereunder. “Cause Process” means that (i) the Board has reasonably determined in good faith that a “Cause” condition has occurred; (ii) the Board has notified you in writing of the first occurrence of the Cause condition within 60 days of the Board’s knowledge of the first occurrence of such condition; (iii) the Board has cooperated in good faith with your efforts, for a period not less than 30 days following such notice (the “Cause Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Board reasonably and in good faith determines at the end of the Cause Cure Period that the Cause condition continues to exist; and (v) the Board terminates your employment within 60 days after the end of the Cause Cure Period. If you cure the Cause condition during the Cause Cure Period, Cause will be deemed not to have occurred. The Board will not be required to follow the Cause Process as to those conditions which it reasonably determines in good faith cannot be cured within the 60 day period. For the avoidance of doubt, you and the Company acknowledge and agree that clauses (i), (iii) and (v) cannot be cured.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason will not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the executive level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) a material change in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business (and in connection therewith the Company acknowledges that you will spend a significant amount of time working from the Company’s office in Billerica Massachusetts, but that you may work from Hopkinton, Massachusetts or Marco Island, Florida from time to time); or (iv) a material breach by the Company of any of its obligations to you under its agreements with you. “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period’’), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to an unrelated person or entity, or (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction (taking into account only ownership interests resulting from pre-transaction interests in the Company).

11.            Consent to Amended and Restated Employment Agreement. You hereby give your express written consent to this Agreement which amends, restates and supersedes the Original Employment Agreement. Accordingly, you acknowledge and agree that (i) none of the terms hereof will serve as the basis of a “Good Reason” trigger as defined in this Agreement or the Original Employment Agreement, and therefore you will not be eligible to resign for Good Reason as a result of any terms, or in connection with the negotiation, execution and delivery, of this Agreement; and (ii) your role as Executive Chairman may change from time to time, and such changes will not constitute “Good Reason” as defined in this Agreement or the Original Employment Agreement unless they are made without your consent and constitute a material diminution in your responsibilities, authority or duties, in the aggregate, as Executive Chairman.

12.            Section 280G.

(i)	If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Sale Event (for purposes of this Section, a “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be either: (a) the full amount of such Payment; or (b) such lesser amount (a “Reduced Payment”) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(ii)	With respect to Section 12(i), if there is more than one method of reducing the Reduced Payment amount that would result in no portion of the Payment being subject to the Excise Tax, then the Payment shall be reduced or eliminated in the following order: (a) cash payments; (b) taxable benefits; (c) nontaxable benefits; and (d) accelerated vesting of equity awards in a manner that maximizes the amount to be received by you.

(iii)	The determination of whether Section 12(i)(a) or (b) applies, and the calculation of the amount of the Reduced Payment if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company, in a form that can be relied upon for tax filing purposes. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iv)	You may receive a Payment that is, in the aggregate, either more or less than the amount described in Section 12(i)(a) or (b) (as applicable, an “Overpayment” or “Underpayment”). If it is finally determined by a court of competent jurisdiction pursuant to a final non-appealable judgment, or the Internal Revenue Service, or by the Accounting Firm upon request by either the Company or you, that an Overpayment or Underpayment has been made, then: (a) in the event of an Overpayment, you shall promptly repay the Overpayment to the Company, together with interest on the Overpayment at the applicable federal rate from the date of your receipt of such Overpayment until the date of such repayment; and (b) in the event of an Underpayment, the Company shall promptly pay an amount equal to the Underpayment to you, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you had the provisions of Section 12(i)(b) not been applied until the date of payment.

13.            Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Employment Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

14.            Interpretation, Amendment and Enforcement. This Agreement and any agreements concerning your rights to defense and indemnification constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or board member of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute, and the prevailing party shall be awarded its attorneys’ fees and costs.

15.            Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company will hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement will inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

16.            Miscellaneous. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. This is a Massachusetts contract and will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

17.            Other Terms. As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

Kevin, we are excited about the prospect of having you continue your work with the Company in this new capacity. We look forward to you acknowledging, by signing below, that you have accepted this Agreement.

Very truly yours,

Quanterix Corporation

By:	/s/ Martin Madaus
Martin D. Madaus, Ph.D., D.V.M., Lead Director

Dated:	April 25, 2022

I have read and accept this employment offer:

/s/ Kevin Hrusovsky
Kevin Hrusovsky

Dated:	April 25, 2022

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